Exhibit (a)(1)(G)(ii)

                                  PRESS RELEASE

NEWS

FOR IMMEDIATE RELEASE                  CONTACT PERSON: Courtney Griesser
                                                       (802) 985-1309
                                                       courtney@vtbear.com

                        THE VERMONT TEDDY BEAR CO., INC.
                     ANNOUNCES RESULTS OF SELF TENDER OFFER

SHELBURNE, VT., October 8, 2002. The Vermont Teddy Bear Co., Inc. ("Vermont Teddy Bear" or "Company"), www.VermontTeddyBear.com (NASDAQ: BEAR), today announced the results of its cash tender offer to purchase up to 3,000,000 shares of its common stock. The offer, which was oversubscribed, expired on October 4, 2002. The Company disclosed that a total of 3,425,059 shares of the Company's common stock had been validly tendered and not withdrawn, including 2,900,059 shares deposited with Continental Stock Transfer & Trust Company, the depositary for the offer, and 525,000 shares deposited directly with the Company for Series C Convertible Preferred Stock tendered on an as converted basis. Included in the shares tendered to the depositary are 29,125 shares tendered through notice of guaranteed delivery.

         Under the Company's offering documents and applicable securities laws, the maximum number shares that the Company may purchase without extending the tender offer is 3,149,266 shares. Because the total number of tendered shares exceeds that maximum, the Company will be accepting for payment the shares that have been tendered in accordance with the priority and proration rules described in Section 1 of our Offer to Purchase dated August 21, 2002.

         The Company disclosed that it anticipates mailing payment for the accepted shares and returning all other tendered shares on or about October 18, 2002, after it has allowed for the receipt of shares tendered through notice of guaranteed delivery and performed the necessary priority and proration calculations.

         The Vermont Teddy Bear Company Bear-Gram gift is a popular alternative to sending flowers. Each Bear-Gram gift includes a customized Vermont Teddy Bear accompanied by a personalized greeting card and candy treat all packaged in a colorful gift box with an air hole. Most bears are purchased for adults to celebrate a holiday, life event or special occasion. Orders are placed by calling 1-800-829-BEAR where a friendly Bear Counselor(R) assists with the selection and personalization, or online at www.VermontTeddyBear.com.

         This press release is neither an offer to purchase the securities nor a solicitation of offers to sell. The tender offer is made only pursuant to the offering documents.

         The foregoing can be interpreted as including forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from what is suggested by the statements above.